EXHIBIT 10.1

                        BALDWIN TECHNOLOGY COMPANY, INC.
                     MANAGEMENT INCENTIVE COMPENSATION PLAN
                          (as approved August 17, 2006)

I    Objective
     ---------

     The purpose of the Baldwin Technology Company, Inc. (the "Company" or "Baldwin") Management Incentive Compensation Plan ("MICP" or the "Plan") is to provide a financial incentive (bonus) to key Baldwin employees around the world to work together for the common good of the Company as the Company pursues it strategic business initiatives.

II   MICP Criteria and Implementation
     --------------------------------

     A) The MICP is designed to encourage participants to work together and cooperate with one another for the overall benefit of Baldwin. It is also designed to recognize, motivate, and reward participants for their efforts and contributions on a business unit as well as a corporate basis.

     B) Participants are eligible to participate in the MICP at a target bonus percentage of his/her base salary in effect on July 1st of any given fiscal year. This percentage, when multiplied with the participant's base salary, is his/her 100% bonus opportunity. There are currently seven bonus percentage classifications ranging from 7.5% to 50%.

     C) Performance against each MICP target for both corporate and the business units will be measured on a sliding scale that equates 90% achievement of each fiscal year Annual Operating Plan ("AOP") MICP target to a zero percent (0%) bonus and 100% achievement of each fiscal year AOP MICP target to a one-hundred percent (100%) bonus. In other words, there will not be any bonus for achieving 90% or less of a fiscal year AOP MICP target, and there will be a one-hundred percent (100%) bonus opportunity for achieving 100% of a fiscal year AOP MICP target. The sliding scale means that ninety-five percent (95%) achievement of each fiscal year AOP MICP target equates to a fifty percent (50%) bonus opportunity. Note that in all cases the expense of the bonus to be paid has to be included in the operating expenses in determining whether or not the target has been achieved.

     D) One-half (50%) of each participant's 100% bonus opportunity will come from corporate (Baldwin Technology Company, Inc.) upon its achievement of its fiscal year AOP MICP targets, and one-half (50%) of each participant's 100% bonus opportunity will come from the participant's business unit upon its achievement of its fiscal year AOP MICP targets.

     E) The fiscal year AOP MICP targets will be based on achieving the fiscal year AOP year-end Profit Before Tax and achieving the fiscal year AOP Accounts Receivable Aging (DSO), and fiscal year AOP year end Inventory Turns.

     F) To the extent that corporate or the region/business unit exceeds the fiscal year AOP Profit Before Tax MICP target by 0% to 20%, then provisions have been made to increase the 100% bonus opportunity on a sliding scale by an additional zero percent (0%) to fifty percent (50%). The maximum bonus opportunity is capped at one hundred fifty

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          percent (150%) (1.5 times the 100% bonus percentage). The following chart illustrates bonus opportunities with various achievement levels against fiscal year Profit Before Tax AOP MICP target.

                    Achievement Against            Percent of Bonus
                    AOP PBT MICP Target              Opportunity
                    -------------------              -----------
                          90% or Less                      0%
                          95%                             50%
                         100%                            100%
                         110%                            125%
                         120%                            150%
                         130%                            150%


     G) To the extent that corporate or the region/business unit exceeds the fiscal year year-end DSOs and fiscal year year-end Inventory Turns MICP targets by 0% to 15%, then provisions have been made to increase the 100% bonus opportunity on a sliding scale by an additional zero percent (0%) to fifty percent (50%). The maximum bonus opportunity is capped at one hundred fifty percent (150%) (1.5 times the 100% bonus percentage). The following chart illustrates bonus opportunities with various achievement levels against fiscal year AOP DSOs and Inventory Turns AOP MICP targets.

                    Achievement Against            Percent of Bonus
                 AOP DSO & DOI MICP Target           Opportunity
                 -------------------------           -----------
                           90% or less                     0%
                           95%                            50%
                          100%                           100%
                        107.5%                           125%
                          115%                           150%
                          120%                           150%

     H) The calculations for corporate and region/business unit MICP bonuses is independent of one another as are the calculations for the percentage achievement against each fiscal year AOP MICP target. This means that there are a total of six (6) independent calculations associated with each bonus (except corporate, which has three (3) independent calculations). In both the corporate and region/business unit calculations, the fiscal year AOP Profit Before Taxes will be weighted at 80%, while DSOs and Inventory Turns will be weighted at 10% each.


III  MICP Fiscal Year Targets
     ------------------------

     A) The MICP provides that each eligible participant earn a bonus upon the achievement of certain MICP performance targets. (The types of targets are the same for both corporate and the region/business units). Both corporate and the region/business units have three quantitative performance objectives whose purpose is to focus the Company's attention on earnings (through the Profit Before Tax) and on cash (through an improvement in managing the Company's balance sheet assets of Accounts Receivable and Inventory).

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IV   Administrative
     --------------

     A)   New Participants
          ----------------
          Any newly hired, promoted or transferred employee who was not in the Plan and now becomes eligible as a result of being newly hired, promoted or transferred to participate in the MICP will do so on a pro-rated basis from the date of such occurrence. All new participants must be approved by the President & COO and Chief Financial Officer of the Company.

     B)   Termination, Retirement or Death
          --------------------------------
          A participant who terminates voluntarily or is terminated for just cause (or summary dismissal) prior to a payout of any bonus under this Plan as outlined in Section IV (D) below, will not receive payment under this Plan. In the case of retirement or death of a participant before the fiscal year-end of the bonus plan year, payment will be made on a pro-rated basis consistent with the time such employee worked in the fiscal year.

     C)   Payout
          ------
          At fiscal year-end, actual financial performance results will be compared to the performance criteria and the payout for each participant will be calculated using the foreign exchange rate in effect on June 30th of that fiscal year. Any payout from the Plan will occur no later than the first pay period after August 31st following the end of the fiscal year.

     D)   Plan Changes
          ------------
          Unless otherwise stipulated in a participant's employment agreement (which employment agreement has been approved by the Compensation Committee of the Board of Directors of the Company), all information contained herein including the MICP targets and the payout of bonuses (either as a whole or individually) under this Plan may be changed as considered appropriate (for matters such as acquisitions, etc.) at the sole discretion of the Baldwin Executive Team (BET) of the Company, provided that the changes to the Plan must be approved by the Compensation Committee of the Board of Directors of the Company.

     E)   Change of Control
          -----------------
          In the event of involuntary separation of a participant within ninety
          (90) days of a Change of Control in the Company's ownership, then payment will be made on a pro-rata basis consistent with the time such participant worked during the fiscal year.

     F)   Authorized Bonus Plan
          ---------------------
          This Plan is the Company's only authorized bonus plan. To the extent that there are other bonus plans or agreements to pay an employee a bonus based on corporate, business unit, personal, etc. performance, this information is to be brought to the attention of the Company. The Company will then work with the appropriate individuals to phase out and terminate those plans and/or arrangements and incorporate them into the MICP if appropriate.



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